Exhibit 99.1



May 29, 2009

Dear Plan Participant:

This letter is to inform you of an upcoming administrative change in the Pactiv 401(k) Savings and Investment Plan (the "Plan"). Please note that no action is required on your part due to this administrative change.

Currently, the Plan has two separate recordkeeping funds for Pactiv Stock - the Pactiv Stock Match Fund and the Pactiv Stock Fund. Because both funds hold only Pactiv Stock, we are transferring the assets from the Pactiv Stock Match Fund into the Pactiv Stock Fund.

In order to transfer the assets from the Pactiv Stock Match Fund into the Pactiv Stock Fund, certain Plan transactions involving the Pactiv Stock Match Fund will be suspended, beginning as of the market close (generally 4:00 P.M. Eastern time) on July 1, 2009. The suspension period, also referred to as a blackout period, will continue through July 6, 2009. Plan transactions affected by the suspension are exchanging/reallocating money out of the Pactiv Stock Match Fund, as well as taking loans, withdrawals, or distributions that would deplete assets from the Pactiv Stock Match Fund. Please note that you still will be able to perform any other Plan transactions and Plan transactions that do not involve the Pactiv Stock Match Fund during the suspension period. Effective July 7, 2009, your shares and cost basis from the Pactiv Stock Match Fund will be reflected in the Pactiv Stock Fund and you will be able to request again all types of Plan transactions involving these assets.

Also, you should be aware that there is a risk to holding a substantial portion of your assets in the stock of any one company, as individual stocks tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Please note that in the event that Pactiv stock experienced a wide price swing (up or down) during the temporary suspension period, you would not be able to sell such stock from the Pactiv Stock Match Fund during that time.

To perform any Plan transactions involving the Pactiv Stock Match Fund before the temporary suspension period begins on July 1, 2009 at 4:00 P.M. Eastern time, please log onto the Fidelity NetBenefits(R) website at www.401k.com or call Fidelity Investments(R), toll-free at 1-877-PACTIV1 (877-722-8481), Monday through Friday (excluding New York Stock Exchange holidays) between 8:30 A.M. and 8:00 P.M. time, to speak with a Customer Service Associate.

In closing, please remember it is important that you periodically review and consider the appropriateness of your current investments as well as your overall financial plan, regardless of whether you are planning to retire in the near future. For your long-term security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all of your assets, income, and investments (both in and outside of the Plan).

If you have any questions concerning this notice, please contact the Pactiv Benefits Center at 1-877-PACTIV1 (1-877-722-8481).

Sincerely,


Michele Hallee
Manager, Retirement Plans
Pactiv Corporation



The information contained herein has been provided by Pactiv Corporation and is solely the responsibility of Pactiv Corporation.